PRESS RELEASE

China BAK Reports Second Quarter Fiscal Year 2011 Financial Results

Shenzhen, China – April 28, 2011 – China BAK Battery, Inc. (“China BAK”, the “Company”, or “we”) (Nasdaq: CBAK), a leading global manufacturer of lithium-based battery cells, today announced its financial results for the second quarter of fiscal year 2011 ended March 31, 2011 ("Q2 2011").

Recent Achievements and Highlights

•	In February 2011, China BAK secured a new contract to supply lithium-ion high-power batteries to leading e-bike manufacturer, XDS Shenzhen Xidesheng Bicycle Co., Ltd.

•
During the second quarter of fiscal 2011, the Company’s Tianjin subsidiary, BAK Tianjin continued to expand its customer base and shipped four electric car packs to Tianjin Auto, which will be used to power pure electric cars used for postal deliveries. Upon approval by the local government, the pure electric cars will be used in over 20 cities in China for postal deliveries and is expected to generate high demand

Second Quarter Fiscal Year 2011 Financial Results

Net revenues for the second quarter were $46.7 million, down 26.5% from $63.5 million last quarter and down 7.4% from $50.4 million for the same period in fiscal 2010.

Revenues from prismatic products, including aluminum-case cells and battery packs, which are used in mobile phones and certain personal electronic devices, were $29.0 million, down 38.8% from $47.5 million last quarter and down 16.9% from $35.0 million for the same period in fiscal 2010.

Revenues from cylindrical cells used in notebook computers were $15.2 million, up 45.2% from $10.5 million last quarter and up 13.5% from $13.4 million for the same period in fiscal 2010.

Revenues from lithium polymer cells, used in personal electronic devices such as PDAs, MP3 players and Bluetooth devices, were $1.7 million, down 51.6% from last quarter and down 2.4% from the same period in fiscal 2010.

Revenues from high-power lithium battery cells, used in electric vehicles, electric bicycles, power tools, uninterruptible power supplies, and other applications manufactured at the Company’s Tianjin facility, were $0.8 million, down 62.5% from last quarter and up 123.6% from the same period in fiscal 2010.

Gross profit for the second quarter of fiscal year 2011 was $4.4 million, down 55.5% from $10.0 million last quarter and down 50.6% from $9.0 million in the same quarter of last year. Gross margin was 9.5%, compared with 15.7% last quarter and 17.9% in the year ago period. The decline in gross profit was mainly attributable to decline in sales volume and selling price of prismatic cells as a result of traditional seasonality and intense competition in the market. In addition, the decline in selling price of cylindrical cells also caused the decline in gross profit.

Operating expenses totaled $6.3 million, or 13.4% of revenue, in the second quarter down 46.8% from $11.8 million, or 18.6% of revenue, in the last quarter and down 22.9% from $8.1 million, or 16.2% of revenue, in the second quarter of fiscal 2010. Research and development expenses were $1.9 million, or 4.1% of revenue, up 17.4% from $1.6 million, or 2.6% of revenue in the last quarter and up 18.9% from $1.6 million, or 3.2% of revenue in the same quarter of fiscal 2010. Sales and marketing expenses were $2.2 million, or 4.7% of revenue down 3.3% from $2.3 million, or 3.6% of revenue in the last quarter and up 28.9% from $1.7 million, or 3.4% of revenue in the same quarter of fiscal 2010. General and administrative expenses were $2.1 million, or 4.6% of revenue down 72.7% from $7.9 million, or 12.4% of revenue in the last quarter and down 55.4% from $4.8 million or 9.6% of revenue in the same quarter of fiscal 2010. In the second quarter of FY 2011, the Company recognized recovery of doubtful debts of $0.6 million compared with provision for bad debts of $0.9 million in the same quarter of last year.

Operating loss for the second quarter was $1.8 million compared to operating loss of $1.8 million in the last quarter and operating income of $0.9 million in the same quarter of fiscal 2010.

Net loss was $4.1 million, or diluted loss per share of $0.06, in the second quarter of fiscal 2011 compared to net loss of $3.7 million, or diluted loss per share of $0.06, in the last quarter and net loss of $2.5 million, or diluted loss per share of $0.04, in the same quarter of fiscal 2010.

Financial Condition

On March 31, 2011 China BAK had $25.6 million in cash and cash equivalents. For the second quarter of fiscal year 2011, Days Sales Outstanding (DSO) increased to 177 days from 126 days last quarter and Days Sales of Inventory increased to 143 days from 110 days last quarter. Short-term bank loans and long-term bank loans totaled $173.0 million as compared to $177.6 million on December 31, 2010. Shareholders’ equity totaled $146.9 million. China BAK had $68.1 million available for borrowing under its credit facilities. The Company generated $2.6 million from cash flow from operating activities in the second quarter of fiscal 2011.

Business Outlook

“Although we experienced seasonality due to the Chinese New Year in February, we were able to report a positive operating cash flow. The decline in average selling prices of our prismatic cells is mainly due to aggressive competition in the market and we are actively pursuing new OEM orders from brand-name cell phone manufactures to increase our OEM market share. We also continue to direct our efforts on enhancing our cost control measures to reduce expenses and improve margins. During the second quarter, we were successful in further reducing our overall debt exposure in line with the goals of our turnaround strategy,” commented Ke Marcus Cui, Interim CFO of China BAK.

“We expect our cylindrical cells business to break even in the fourth quarter of fiscal year 2011 due to improved pricing strategy as we expect our new low-cost and longer-life cycle cylindrical cells used in notebook computers and power-tool manufacturers to exhibit strong sales volume in the coming quarters. In addition, we anticipate profitability from our prismatic battery business to show improvement in the third quarter due to improved yield and higher capacity utilization,” commented Mr. Xiangqian Li, CEO of China BAK.

Conference Call

China BAK will host a conference call at 8:00 p.m. ET on Thursday, April 28, 2011 to discuss results for the second quarter of fiscal year 2011 ended March 31, 2011. Joining Xiangqian Li, China BAK's President and Chief Executive Officer on the call will be Ke Marcus Cui, Interim Chief Financial Officer. To participate in the conference call, please dial the following number approximately fifteen minutes prior to the scheduled conference call time: 877-847-0047 or 212-444-0113. International callers should dial 852-3006-8101. The pass code for the call is 647-312. If you are unable to participate in the call at this time, a replay will be available from 11:00 p.m. ET on Thursday, April 28, 2011 through 11:00 p.m. ET, Friday, May 13, 2011. To access the replay, please dial 866-572-7808. International callers should dial (852) 3012-8000. The pass code for the replay is 647-312. The conference call will be broadcast live over the Internet and can be accessed by all interested parties on the China BAK website at http://www.bak.com.cn/. To listen to the live webcast, please go to China BAK’s website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, after the call a replay will be available on China BAK’s website for a period of one year.

About China BAK Battery Inc.

China BAK Battery, Inc. (NASDAQ: CBAK) is a leading global manufacturer of lithium-based battery cells. The Company produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, notebook computers and portable consumer electronics such as digital media devices, portable media players, portable audio players, portable gaming devices, and PDAs. China BAK Battery, Inc.’s production facilities, located in Shenzhen and Tianjin, PRC, cover over three million square feet and have been recently expanded to support the production of larger batteries for various types of vehicles. For more information regarding China BAK Battery, Inc., please visit http://www.bak.com.cn.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All “forward-looking statements” relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: risks related to China BAK’s business and risks related to operating in China. Please refer to China BAK’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, as well as China BAK's Quarterly Reports on Form 10-Q that have been filed since the date of such annual report, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. China BAK’s actual results could differ materially from those contained in the forward-looking statements. China BAK undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

For more information, please contact:

Mr. Ke Marcus Cui
China BAK Battery, Inc.
Interim Chief Financial Officer
Tel: +86 (755) 8977-0911
E-mail: ir@bak.com.cn

Ms. Tracy Li
China BAK Battery, Inc.
Investor Relations Officer
Tel: +86 (755) 8977-0093
E-mail: ir@bak.com.cn

Mr. Roger Ellis
CCG Investor Relations
Partner & SVP for Market Intelligence
Tel: 310-954-1332
E-mail: roger.ellis@ccgir.com

-Financial Tables Follow-

Table 1

China BAK Battery, Inc. and Subsidiaries
Condensed Interim Consolidated Statements of Operations and Comprehensive Loss
For the Three Months Ended March 31, 2011, December 31, 2010 and March 31, 2010
 (Amounts in thousands, except per share data)

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
	(Unaudited)	(Unaudited)	(Unaudited)

Net Revenues	$46,710	$63,530	$50,424
Cost of revenues	(42,261)	(53,534)	(41,421)
Gross profit	4,449	9,996	9,003

Operating expenses:
Research and development expenses	(1,932)	(1,645)	(1,625)
Sales and marketing expenses	(2,199)	(2,273)	(1,706)
General and administrative expenses	(2,150)	(7,878)	(4,819)
Total operating expenses	(6,281)	(11,796)	(8,150)

Operating (loss) / income	(1,832)	(1,800)	853

Finance costs, net	(2,512)	(2,840)	(2,190)
Government grant income	31	607	79
Other income / (expense)	48	241	(145)
Loss before income taxes	(4,265)	(3,792)	(1,403)

Income tax benefits / (expense)	182	134	(1,147)
Net loss	$(4,083)	$(3,658)	$(2,550)

Other comprehensive income / (loss)	1,228	2,050	(164)
- Foreign currency translation adjustment	$(2,855)	$(1,608)	$(2,714)
Comprehensive loss

Net loss per share:
Basic	$(0.06)	$(0.06)	$(0.04)
Diluted	$(0.06)	$(0.06)	$(0.04)

Weighted average shares outstanding:
Basic	62,895	62,895	62,882
Diluted	62,895	62,895	62,882

Table 2

China BAK Battery, Inc. and Subsidiaries
Condensed Interim Consolidated Balance Sheets
As of March 31, 2011 and September 30, 2010
(Amounts in thousands)

	March 31,	September 30,
	2011	2010
	(Unaudited)	(Audited)
Assets
Current assets
Cash and cash equivalents	$25,558	$22,589
Pledged deposits	5,882	9,426
Trade accounts receivable, net	91,586	86,198
Inventories	66,797	64,048
Prepayments and other receivables	3,808	5,513
Deferred tax assets	7,452	6,888
Total current assets	201,083	194,662

Property, plant and equipment, net	232,297	228,885
Lease prepayments, net	32,332	31,924
Intangible assets, net	167	184
Deferred tax assets	1,720	1,681
Total assets	$467,599	$457,336

Liabilities
Current liabilities
Short-term bank loans	$142,447	$137,418
Current maturities of long-term bank loans	15,270	11,956
Accounts and bills payable	109,599	93,725
Accrued expenses and other payables	19,095	22,411
Total current liabilities	286,411	265,510

Long-term bank loans, less current maturities	15,270	29,890
Deferred revenue	7,391	7,353
Other long-term payables	10,893	3,431
Deferred tax liabilities	729	719
Total liabilities	320,694	306,903

Commitments and contingencies

Shareholders’ equity:
Ordinary shares US$ 0.001 par value; 100,000,000 authorized; 63,612,526 and 63,616,276 issued and outstanding as of September 30, 2010 and March 31, 2011 respectively	64	64
Donation Shares	14,101	14,102
Additional paid-in-capital	125,486	124,551
Statutory reserves	7,645	7,315
Accumulated deficit	(27,614)	(19,542)
Accumulated other comprehensive income	31,289	28,010
Less: Treasury shares	(4,067)	(4,067)
Total shareholders’ equity	146,904	150,433
Total liabilities and shareholders’ equity	$467,599	$457,336

Table 3

China BAK Battery, Inc. and Subsidiaries
Condensed Interim Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2011, December 31, 2010 and March 31, 2010
(Amounts in thousands)

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flow from operating activities
Net loss	$(4,083)	$(3,658)	$(2,550)
Adjustments to reconcile net loss to net cash provided by / (used in)operating activities:
Depreciation and amortization	4,656	4,319	4,600
(Recovery of) / provision for doubtful debts	(614)	3,061	921
(Recovery of) / provision for obsolete inventories	(737)	-	142
Share-based compensation	409	525	800
Deferred income taxes	(182)	(236)	200
Deferred revenue	(61)	(60)	(58)
Exchange (gain) / loss	(135)	(66)	416
Changes in operating assets and liabilities:
Trade accounts receivable	1,997	(7,872)	(10,399)
Inventories	1,657	(2,228)	3,475
Prepayments and other receivables	1,284	522	4,754
Accounts and bills payable	(1,273)	15,962	(7,593)
Accrued expenses and other payables	(293)	8,117	3,774
Net cash provided by / (used in) operating activities	$2,625	$18,386	$(1,518)

Cash flow from investing activities
Purchases of property, plant and equipment	(6,349)	(5,968)	(3,804)
Net cash used in investing activities	$(6,349)	$(5,968)	$(3,804)

Cash flow from financing activities
Proceeds from borrowings	66,874	27,755	100,894
Repayment of borrowings	(72,954)	(31,760)	(74,555)
Decrease / (increase)in pledged deposits	10,567	(6,758)	1,018
Net cash provided by / (used in) financing activities	$4,487	$(10,763)	$27,357

Effect of exchange rate changes on cash and cash equivalents	268	283	(694)
Net increase in cash and cash equivalents	1,031	1,938	21,341
Cash and cash equivalents at the beginning of the period	24,527	22,589	18,303
Cash and cash equivalents at the end of the period	$25,558	$24,527	$39,644